Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
March 12, 2008

VISTA INTERNATIONAL INC. ANNOUNCES WASTE TO ENERGY PROJECT IN NEW YORK CITY

ENGLEWOOD, CO- March 12, 2008 - Vista International Technologies, Inc. (OTC BB: VVIT), is pleased to give investors an update on a recent addition to its list of projects in the US. Liberty Ashes, Inc, a commercial waste hauler located in Elmont, New York has signed a letter of intent with Vista International, Inc., VVIT’s parent company, for the construction of a waste-to-liquid fuel project in the New York City metropolitan area which would deploy VVIT’s gasification technology. The joint venture project is to be located in Jamaica, Queens, at a permitted transfer station currently owned and operated by Liberty. Liberty would provide the site as well as municipal solid waste, up to 1000 tons per day, as feedstock.
Barry Kemble, CEO of Vista International Technologies Inc. commented, “This opportunity to showcase our gasification technology in a market such as New York City and work with a company like Liberty Ashes allows us to address serious waste disposal issues and will serve as a model for future projects in the area. It will utilize VVIT’s Thermal Gasifier technology, and will demonstrate the technology’s usefulness in dealing with the growing problem of overcrowded landfills.”
Management also believes that the deployment of the company’s technology in a major market such as New York City will properly demonstrate the technology’s ability to decrease our dependence on fossil fuels by providing clean energy from municipal solid waste in an urban environment. This project is another way in which VVIT is “Reducing our carbon footprint, one step at a time.”

ABOUT VISTA INTERNATIONAL TECHNOLOGIES

Vista International Technologies, Inc. is presently comprised of two divisions devoted to providing environmentally friendly technology solutions for businesses and communities. Our divisions are focused in the areas of Waste-to-Energy. For more information on our solutions, please visit us at www.viti.us.com

“Reducing the carbon footprint, one step at a time.”

Statements in this press release other than historical facts are 'forward-looking' statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the 'forward-looking statements' included in our reports which are filed with the Securities and Exchange Commission.

IR Contact:	Howard Gostfrand/David Sasso
305.918.7000
info@amcapventures.com
www.amcapventures.com